Exhibit 99.1

       Coach Reports Third Quarter Earnings Per Share of $0.23;
      Up 51% and Ahead of Expectations; Raises Guidance for FY05;
        Announces Buyout of Coach Japan Joint Venture Partner

    NEW YORK--(BUSINESS WIRE)--April 26, 2005--Coach, Inc. (NYSE:COH), a leading marketer of modern classic American accessories, today announced a 51% increase in earnings per diluted share to $0.23 for its third fiscal quarter ended April 2, 2005. This substantial increase in earnings from the prior year's third quarter reflected a 33% gain in net sales combined with operating margin improvement. In addition, the company announced the purchase of Sumitomo's 50% interest in Coach Japan, Inc. for approximately $225 million plus undistributed profits and paid-in capital of about $75 million. The purchase is expected to close at the end of the current fiscal year and be accretive to earnings in FY06.
    In the third quarter, net sales were $416 million, 33% higher than the $313 million reported in the same period of the prior year. Net income rose 53% to $89 million from $58 million a year ago, and earnings per share increased 51% to $0.23 compared with $0.15 the prior year. These results were ahead of the analysts' recently revised consensus estimate of $0.22 per share. Earnings per share numbers have been adjusted for the two-for-one split, which was effected on April 4, 2005.
    Lew Frankfort, Chairman and Chief Executive Officer of Coach, Inc., said, "Our excellent third quarter sales reflect the sustainability of our growth and the strength of our business model. These results again demonstrate the vitality of the Coach brand. Clearly, our accessible luxury proposition of product innovation, relevance and exceptional value resonates with consumers across multiple channels and geographies. Further, our bottom-line performance evidences our ability to drive continued gains in profitability."
    During the quarter, gross profit rose 37% to $325 million from $238 million a year ago. Gross margin expanded by 220 basis points from 75.9% to 78.1%, driven by channel mix, product mix and sourcing cost initiatives. SG&A expenses as a percentage of net sales declined to 43.0%, a 60 basis point decrease from the 43.6% reported in the year-ago quarter, primarily due to leveraging the higher sales.
    For the nine months ended April 2, 2005, net sales were $1.29 billion, up 31% from the $983 million reported in the first nine months of fiscal 2004. Net income rose to $291 million, up 49% from the $196 million reported a year ago.
    Third fiscal quarter sales results in each of Coach's primary channels of distribution grew as follows:

    -- Direct to consumer sales, which consist primarily of sales at U.S. Coach stores, increased 30% to $209 million from $160 million last year. Comparable store sales for the quarter rose 19.3%, with retail stores up 12.9% and factory store sales up 28.5%.

    -- Indirect sales rose 36% to $207 million from $153 million in the same period last year. All indirect businesses, including Coach Japan, U.S. department stores, international wholesale and special markets, contributed to this significant increase. Sales at Coach Japan increased by 35% in constant currency, driven by new store openings, expansions and high-single-digit sales gains in comparable retail locations.

    Mr. Frankfort added, "Our exceptionally strong results this quarter are a continuation of the trend we have seen over the last several years. Our business has been fueled by product innovation - punctuated by monthly flow. In fact, while consumers have always seen Coach as a leading handbag and accessory resource, increasingly many of our customers come to Coach as a resource for the newest styles, similar to the way they seek out the latest innovations in technology. This season's colorful offerings, driven by handbags and women's accessories, have drawn an enthusiastic response from consumers. We're particularly pleased with the ongoing strength of the Soho and Hamptons handbag collections across multiple fabrications and new silhouettes. Last month, we also introduced a significantly expanded and updated Hamptons Weekend collection, including new handbag styles and the whimsical Scribble print, which was instantly successful."
    "Our results in Japan were also excellent, as our market share continues to grow rapidly. Of special note, earlier this month, we received a terrific reception at the opening of our newest Japanese flagship, located in Nagoya. This 7,800 square foot store is our seventh flagship in Japan and our first in Nagoya. We also enjoyed an amazing response to our charity concert in Tokyo earlier this month, broadening our consumer appeal."
    During the third quarter of fiscal 2005, the company opened one Coach retail store and closed one factory store, resulting in a total of 186 retail stores and 80 factory stores at April 2, 2005. Through Coach Japan, one location was added, while as expected, three small shop-in-shops were closed.
    "We're well positioned to sustain accelerated growth through the rest of this quarter, as our business this month has continued strong throughout all channels. As always, we have a strong pipeline of fresh and relevant products planned. This month we launched a new line of straw totes which were very well received by consumers. In addition, our Optic Signature fabrication was introduced in yellow, pink and green in several strong-selling Soho handbag styles, as well as in footwear, scarves and hats. Already a success, Optic Signature will also be our feature for Mother's Day. In May, we will be launching a new summer program including fresh interpretations of the Shoulder Tote, a very successful shape from last year's spring collection. Coming in June will be a new Vintage Signature Tie Dye and Patchwork group, the latter a perennial favorite. Also in the fourth quarter, we will be adding seven more retail stores in the U.S., bringing the total to 19 new retail stores in fiscal 2005."
    Mr. Frankfort concluded, "Looking ahead, we've never felt more positive about our prospects for growth, which rest on our distinctive proposition, strong brand equities, and expanding market share."
    The company now estimates 2005 sales of over $1.7 billion for the full fiscal year ending July 2, 2005, an increase of about 29% from prior year, and earnings per share of at least $0.97 or up 43% from last year, compared with analysts' current consensus estimate of $0.95. This reflects sales of at least $415 million and earnings per share of at least $0.23 for the fourth quarter, up 35% from the $0.17 reported for the 14-week quarter in fiscal 2004 and above the analysts' consensus estimate of $0.22. For fiscal 2006, we expect sales growth of at least 19% to at least $2.0 billion, and earnings per share growth of at least 22% to least $1.18, compared with analysts' current consensus estimate of $1.13.
    It should be noted that this guidance excludes the earnings impact from the implementation of accounting for share-based payments (Statement of Financial Accounting Standards No. 123R), which is currently expected to be required in the first quarter of fiscal year 2006.
    Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, April 26, 2005. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 and asking for the Coach earnings call led by Andrea Shaw Resnick, VP of Investor Relations. A telephone replay will be available starting at 12:00 noon today, for a period of five business days. The number to call is 1-866-352-7723. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

    Coach, with headquarters in New York, is a leading American marketer of fine accessories and gifts for women and men, including handbags, women's and men's small leathergoods, business cases, weekend and travel accessories, footwear, watches, outerwear, sunwear, and related accessories. Coach is sold worldwide through Coach stores, select department stores and specialty stores, through the Coach catalog in the U.S. by calling 1-800-223-8647 and through Coach's website at www.coach.com. Coach's shares are traded on The New York Stock Exchange under the symbol COH.
    This press release contains forward-looking statements based on management's current expectations. These statements can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "are positioned to," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs, etc. Please refer to Coach's latest Annual Report on Form 10-K for a complete list of risk factors.


                              COACH, INC.
                              -----------
              CONDENSED CONSOLIDATED STATEMENTS OF INCOME
              -------------------------------------------
                For the Quarters and Nine Months Ended
                   April 2, 2005 and March 27, 2004
                --------------------------------------
                 (in thousands, except per share data)
                 -------------------------------------
                              (unaudited)
                              -----------

                                QUARTER ENDED      NINE MONTHS ENDED
                            -------------------- ---------------------
                             April 2,  March 27,   April 2,  March 27,
                               2005      2004        2005      2004
                            ---------- --------- ----------- ---------

Net sales                     $415,939  $313,073  $1,291,763 $982,961

Cost of sales                   91,266    75,556     305,948  252,392
                            ---------- --------- ----------- ---------

Gross profit                   324,673   237,517     985,815  730,569

Selling, general and
 administrative expenses       178,842   136,648     505,414  397,371
                            ---------- --------- ----------- ---------

Operating income               145,831   100,869     480,401  333,198

Interest income, net             4,945       768      10,924    1,639
                            ---------- --------- ----------- ---------

Income before income taxes
 and minority interest         150,776   101,637     491,325  334,837

Income taxes                    57,296    38,114     186,704  125,567

Minority interest, net of
 tax                             4,241     5,212      13,534   13,192
                            ---------- --------- ----------- ---------

Net income                     $89,239   $58,311    $291,087 $196,078
                            ========== ========= =========== =========

Net income per share
    Basic                        $0.24     $0.16       $0.77    $0.53
                            ========== ========= =========== =========

    Diluted                      $0.23     $0.15       $0.75    $0.51
                            ========== ========= =========== =========

Shares used in computing
 net income per share

    Basic                      379,695   374,012     378,885  370,502
                            ========== ========= =========== =========

    Diluted                    391,609   387,139     390,413  384,294
                            ========== ========= =========== =========


                 CONDENSED CONSOLIDATED BALANCE SHEETS
                 -------------------------------------
           At April 2, 2005, July 3, 2004 and March 27, 2004
           -------------------------------------------------
                            (in thousands)
                            --------------


                                     April 2,    July 3,    March 27,
                                       2005       2004        2004
                                   ----------- ----------- -----------
                                   (unaudited)             (unaudited)
ASSETS

Cash, cash equivalents and short
 term investments                     $495,691    $434,443   $445,343
Receivables                             83,630      55,724     78,657
Inventories                            180,814     161,913    153,834
Other current assets                    78,315      53,536     46,978
                                   ----------- ----------- -----------

Total current assets                   838,450     705,616    724,812

Property and equipment, net            189,775     164,291    150,687
Long term investments                  198,591     130,000          -
Other noncurrent assets                 49,956      44,518     52,341
                                   ----------- ----------- -----------

Total assets                        $1,276,772  $1,044,425   $927,840
                                   =========== =========== ===========

LIABILITIES AND STOCKHOLDERS'
 EQUITY

Accounts payable                       $49,964     $44,771    $39,670
Accrued liabilities                    169,759     123,647    129,987
Subsidiary credit facilities            21,315       1,699     13,264
Current portion of long-term debt          150         115        115
                                   ----------- ----------- -----------

Total current liabilities              241,188     170,232    183,036

Long-term debt                           3,270       3,420      3,420
Other liabilities                       65,080      48,289     32,409

Minority interest, net of tax           53,732      40,198     35,347

Stockholders' equity                   913,502     782,286    673,628
                                   ----------- ----------- -----------

Total liabilities and stockholders'
 equity                             $1,276,772  $1,044,425   $927,840
                                   =========== =========== ===========

    CONTACT: Coach
             Andrea Shaw Resnick, 212-629-2618